Exhibit 99.1

PRESS RELEASE

Prothena Reports First Quarter 2025 Financial Results and Business Highlights

•Net cash used in operating and investing activities was $53.4 million in the first quarter of 2025; quarter-end cash and restricted cash position was $418.8 million
•Topline results expected in 2Q 2025 from the confirmatory Phase 3 AFFIRM-AL clinical trial of birtamimab in patients with Mayo Stage IV AL amyloidosis being conducted under a SPA agreement with the FDA with a primary endpoint of all-cause mortality (time-to-event) at a statistical significance level of 0.10
•Multiple clinical readouts for PRX012, a potential single-injection once-monthly subcutaneous treatment for millions of patients with presymptomatic or early symptomatic Alzheimer’s disease, expected starting around mid-2025 and continuing throughout the year from the ongoing Phase 1 ASCENT clinical trials
•Results from the Phase 2b PADOVA clinical trial of prasinezumab in patients with early Parkinson’s disease presented at AD/PD 2025 by partner Roche; the totality of the data presented suggest a possible benefit in early-stage Parkinson’s disease; Roche is further evaluating study data and will work together with health authorities to determine next steps around mid-year 2025

DUBLIN, Ireland, May 8, 2025 -- Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company with a robust pipeline of investigational therapeutics built on protein dysregulation expertise, today reported financial results for the first quarter of 2025 and provided business highlights.

“We continue to meaningfully advance our wholly-owned and partnered programs across our protein dysregulation portfolio during this transformative year for Prothena. Most notably in 2025 we anticipate topline data in 2Q from the confirmatory Phase 3 AFFIRM-AL clinical trial evaluating birtamimab for AL amyloidosis, conducted under a SPA agreement with the FDA with a primary endpoint of time to all-cause mortality at a statistical significance level of 0.10. We also anticipate multiple clinical readouts starting around mid-2025 and continuing throughout the year from the ongoing Phase 1 ASCENT clinical trials in patients with early Alzheimer’s disease for PRX012. We look forward to these clinical milestones, and more, as we move closer to becoming a commercial stage biotech company,” said Gene Kinney, Ph.D., President and Chief Executive Officer, Prothena. “We’re excited to have had a robust presence at AD/PD 2025 with data from our PRX012 program on the diagnostic accuracy of plasma biomarkers and the potential impact on pre-screening for Alzheimer’s Disease clinical trials and two oral presentations from our partner Roche from the Phase 2b PADOVA clinical trial of prasinezumab for early Parkinson’s disease. We’re also anticipating an update on the Phase 2 clinical trial of coramitug for ATTR-CM from Novo Nordisk later this year.”

First Quarter, Recent Business Highlights and Upcoming Milestones

Neurodegenerative Diseases Portfolio

Alzheimer’s Disease

PRX012, a wholly-owned potential best-in-class, single-injection once-monthly antibody delivered subcutaneously for the treatment of presymptomatic or early symptomatic Alzheimer’s disease that targets a key epitope at the N-terminus of amyloid beta (Aβ) with high binding potency. The U.S. Food and Drug Administration (FDA) has granted Fast Track designation for PRX012 for the treatment of Alzheimer’s disease.
•Accuracy of plasma biomarkers in predicting Aβ positivity by PET in patients with Alzheimer’s disease presented at AD/PD 2025
•Prothena expects to report multiple clinical readouts starting around mid-2025 and continuing throughout the year from the ongoing Phase 1 ASCENT clinical trials
•Prothena has currently enrolled approximately 260 patients in the ASCENT clinical trials

BMS-986446 (formerly PRX005), a potential best-in-class antibody for the treatment of Alzheimer’s disease that specifically targets a key epitope within the microtubule binding region (MTBR) of tau, a protein implicated in the causal pathophysiology of Alzheimer’s disease.
•Bristol Myers Squibb continues to enroll the ongoing Phase 2 TargetTau-1 clinical trial in approximately 475 patients with early Alzheimer’s disease; primary completion expected in 2027 (NCT06268886)
•Bristol Myers Squibb is responsible for all development, manufacturing, and commercialization

PRX123, a wholly-owned potential first-in-class dual Aβ/tau vaccine designed for the treatment and prevention of Alzheimer’s disease, is a dual-target vaccine targeting key epitopes within the N-terminus of Aβ and MTBR-tau designed to promote amyloid clearance and block the transmission of pathogenic tau. The FDA cleared the investigational new drug (IND) application and granted Fast Track designation for PRX123 for the treatment of Alzheimer’s disease.
•Continuing to optimize capital allocation across our robust R&D pipeline, Prothena expects to update plans for Phase 1 clinical trial by year-end 2025

Parkinson’s Disease

Prasinezumab, a potential first-in-class antibody for the treatment of Parkinson’s disease that is designed to target a key epitope within the C-terminus of alpha-synuclein and is the focus of a worldwide collaboration with Roche.
•Partner Roche presented results for the first time from the Phase 2b PADOVA clinical trial (NCT04777331) of prasinezumab in patients with early Parkinson’s disease in two oral presentations at AD/PD 2025; the totality of the data presented suggests a possible benefit in early-stage Parkinson’s disease including consistent positive trends across primary, secondary and exploratory clinical endpoints; for the first time, a possible biological effect of prasinezumab on MRI biomarkers was also observed
•Prasinezumab is being investigated in ongoing Open Label Extensions (OLEs) of the Phase 2 PASADENA and Phase 2b PADOVA clinical trials; both clinical trials are being conducted by our partner Roche
•Roche will continue to evaluate data from PADOVA and will work together with health authorities to determine next steps around mid-year 2025

Neurodegenerative Diseases

PRX019, a potential treatment of neurodegenerative diseases in development in collaboration with Bristol Myers Squibb.
•Bristol Myers Squibb obtained the exclusive global license for PRX019 in 2024
•Prothena has initiated a Phase 1 first-in-human clinical trial to evaluate the safety, tolerability, immunogenicity, and pharmacokinetics of single ascending and multiple doses in healthy adults
•Phase 1 clinical trial expected to complete in 2026

Rare Peripheral Amyloid Diseases Portfolio

AL Amyloidosis

Birtamimab, a wholly-owned potential best-in-class anti-amyloid antibody for the treatment of AL amyloidosis designed to directly neutralize soluble toxic light chain aggregates and promote clearance of amyloid that causes organ dysfunction and failure. Among patients with AL amyloidosis, a rare, progressive, and fatal disease, newly diagnosed individuals with cardiac involvement are at the highest risk for early death. Birtamimab has been granted Fast Track designation by the FDA and has been granted Orphan Drug Designation by both the FDA and European Medicines Agency. A significant survival benefit was observed in the post hoc analysis of birtamimab-treated patients categorized as Mayo Stage IV at baseline in the previous Phase 3 VITAL clinical trial (Blood 2023).
•Presented poster at European Myeloma Network Meeting (EMN) 2025 titled “Mortality Rate of Patients With Mayo Stage IV AL Amyloidosis in Phase 3 VITAL Trial Placebo Arm Is Representative of Real-World Mortality per Matched Mayo Clinic Cohort”
•The ongoing confirmatory Phase 3 AFFIRM-AL clinical trial is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA with a primary endpoint of all-cause mortality (time-to-event) at a statistical significance level of 0.10
•Topline results from confirmatory Phase 3 AFFIRM-AL clinical trial expected in 2Q 2025 (NCT04973137)

ATTR Amyloidosis

Coramitug (formerly PRX004), a potential first-in-class amyloid depleter antibody for the treatment of ATTR amyloidosis with cardiomyopathy (ATTR-CM) designed to deplete the pathogenic, non-native forms of the transthyretin (TTR) protein, is being developed by Novo Nordisk as part of its up to $1.2 billion acquisition of Prothena’s ATTR amyloidosis business and pipeline.
•Ongoing Phase 2 signal-detection clinical trial in patients with ATTR-CM is being conducted by Novo Nordisk
•Phase 2 clinical trial has completed enrollment of approximately 99 patients with trial completion in 1H 2025 and results expected in 2H 2025 (NCT05442047)

First Quarter of 2025 Financial Results
For the first quarter of 2025, Prothena reported net loss of $60.2 million, as compared to a net loss of $72.2 million for the first quarter of 2024. Net loss per share was $1.12 for the first quarter of 2025, as compared to a net loss per share of $1.34 for the first quarter of 2024.
Prothena reported total revenue of $2.8 million for the first quarter of 2025, as compared to total revenue of $0.1 million for the first quarter of 2024. Total revenue for the first quarter of 2025 was primarily from collaboration revenue from Bristol Myers Squibb related to the partial performance of our PRX019 Phase 1 clinical trial obligation. Total revenue for the first quarter of 2024, was from license fees recognized under a License Agreement with F. Hoffmann-La Roche Ltd.

Research and development (R&D) expenses totaled $50.8 million for the first quarter of 2025, as compared to $64.1 million for the first quarter of 2024. The decrease in R&D expenses for the first quarter compared to the same period in the prior year was primarily due to lower clinical trial expenses and lower manufacturing. R&D expenses included non-cash share-based compensation expense of $4.8 million for the first quarter of 2025, as compared to $5.5 million for the first quarter of 2024.
General and administrative (G&A) expenses totaled $17.6 million for the first quarter of 2025, as compared to $17.5 million for the first quarter of 2024. G&A expenses included non-cash share-based compensation expense of $6.1 million for the first quarter of 2025, as compared to $6.9 million for the first quarter of 2024.
Total non-cash share-based compensation expense was $10.9 million for the first quarter of 2025, as compared to $12.4 million for the first quarter of 2024.

As of March 31, 2025, Prothena had $418.8 million in cash, cash equivalents and restricted cash, and no debt.
As of May 1, 2025, Prothena had approximately 53.8 million ordinary shares outstanding.

2025 Financial Guidance

The Company continues to expect the full year 2025 net cash used in operating and investing activities to be between $168 to $175 million and expects to end the year with approximately $301 million (midpoint) in cash, cash equivalents and restricted cash. The estimated full year 2025 net cash used in operating and investing activities is primarily driven by an estimated net loss of $197 to $205 million, which includes an estimated $41 million of non-cash share-based compensation expense.

About Prothena
Prothena Corporation plc is a late-stage clinical biotechnology company with expertise in protein dysregulation and a pipeline of investigational therapeutics with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including AL amyloidosis, ATTR amyloidosis with cardiomyopathy, Alzheimer’s disease, Parkinson’s disease and a number of other neurodegenerative diseases. For more information, please visit the Company’s website at www.prothena.com and follow the Company on X (formerly Twitter) @ProthenaCorp.

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to, among other things, the sufficiency of our cash position to fund advancement of a broad pipeline and completion of our ongoing clinical trials; the continued advancement of our discovery, preclinical, and clinical pipeline, and expected milestones in 2025, 2026, and beyond; the treatment potential, designs, proposed mechanisms of action, and potential administration of PRX012, BMS-986446/PRX005, PRX123, prasinezumab, PRX019, birtamimab, and coramitug/PRX004; plans for ongoing and future clinical trials of PRX012, BMS-986446/PRX005, PRX123, prasinezumab, PRX019, birtamimab, and coramitug/PRX004; the expected timing of reporting data from clinical trials, including multiple clinical readouts starting in mid-2025 and continuing throughout the year from our ongoing Phase 1 clinical trials evaluating PRX012 and topline study results for our Phase 3 AFFIRM-AL clinical trial in 2Q 2025;our anticipated net cash burn from operating and investing activities for 2025 and expected cash balance at the end of 2025; and our estimated net loss and non-cash share-based compensation expense for 2025. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to uncertainties related to the completion of operational and financial closing procedures, audit adjustments and other developments that may arise that would require adjustments to the preliminary financial results included in this press release, as well as those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 8, 2025, and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended March 31,
	2025	2024
Collaboration revenue	$2,778	$—
Revenue from license and intellectual property	50	50
Total revenue	2,828	50
Operating expenses:
Research and development	50,811	64,114
General and administrative	17,598	17,464
Total operating expenses	68,409	81,578
Loss from operations	(65,581)	(81,528)
Other income, net	4,208	7,088
Loss before income taxes	(61,373)	(74,440)
Benefit from income taxes	(1,178)	(2,201)
Net loss	$(60,195)	$(72,239)
Basic and diluted net loss per ordinary share	$(1.12)	$(1.34)
Shares used to compute basic and diluted net loss per share	53,827	53,714

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	March 31,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$417,935	$471,388
Prepaid expenses and other current assets	18,238	14,024
Total current assets	436,173	485,412
Property and equipment, net	2,871	3,081
Operating lease right-of-use assets	10,027	10,708
Restricted cash, non-current	860	860
Other non-current assets	45,405	47,047
Total non-current assets	59,163	61,696
Total assets	$495,336	$547,108
Liabilities and Shareholders’ Equity
Accrued research and development	12,680	13,428
Deferred revenue, current	7,898	8,850
Lease liability, current	2,628	2,610
Other current liabilities	25,253	23,613
Total current liabilities	48,459	48,501
Deferred revenue, non-current	1,622	3,448
Lease liability, non-current	7,575	8,233
Total non-current liabilities	9,197	11,681
Total liabilities	57,656	60,182
Total shareholders’ equity	437,680	486,926
Total liabilities and shareholders’ equity	$495,336	$547,108

Contacts:

Investors
Mark Johnson, CFA, Vice President, Investor Relations
650-417-1974, mark.johnson@prothena.com

Media
Michael Bachner, Senior Director, Corporate Communications
609-664-7308, michael.bachner@prothena.com